Exhibit 99.8

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of August 13, 2013 (this “Agreement”), is entered into by and among J. C. Penney Company, Inc., a Delaware corporation (the “Company”), and persons and entities listed on Schedule A hereto (each, a “Holder” and together, the “Holders”).

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following terms shall have the meanings ascribed to them below:

“Agreement” means this Agreement, as amended, modified or supplemented from time to time, in accordance with the terms hereof, together with any exhibits, schedules or other attachments thereto.

“Board” has the meaning set forth in Section 2.06(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

“Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering either the Securities Act or the Exchange Act.

“Common Stock” means the Company’s common stock of $0.50 par value (and any other securities into which or for which the Common Stock may be converted or exchanged pursuant to a dividend, stock split, plan of recapitalization, reorganization, merger, sale of assets or otherwise).

“Company” has the meaning set forth in the preamble to this Agreement.

“Covered Person” has the meaning set forth in Section 3.01.

“Damages” has the meaning set forth in Section 3.01.

“Demand Registration” has the meaning set forth in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Holder” and “Holders” has the meaning set forth in the preamble to this Agreement, and shall include any Permitted Transferee that becomes a Holder pursuant to Section 4.04.

“Holders’ Counsel” has the meaning set forth in Section 2.03.

“Indemnified Party” has the meaning set forth in Section 3.03.

“Indemnifying Party” has the meaning set forth in Section 3.03.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Participating Holders” shall mean Holders participating in the registration relating to the Registrable Securities.

“Permitted Transferee” has the meaning set forth in Section 4.04.

“Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.

“Piggyback Registration” has the meaning set forth in Section 2.02(a).

“register”, “registered” and “registration” shall mean any registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such Registration Statement, or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement.

“Registrable Securities” means the shares of Common Stock (x) beneficially owned by any of the Holders prior to the date of this Agreement and/or (y) acquired by any Holder by way of a dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or otherwise. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) they are sold or otherwise transferred pursuant to an effective registration statement under the Securities Act, (ii) they have been sold under Rule 144 (or any similar provision then in force) under the Securities Act, (iii) they have been sold or otherwise transferred to any Person other than to a Holder or Permitted Transferee, (iv) such shares of Common Stock shall have ceased to be outstanding.

“Registration Request” has the meaning set forth in Section 2.01(a).

“Registration Statement” means any registration statement of the Company on an appropriate registration form under the Securities Act that covers any of the Registrable Securities, including the prospectus, amendments and supplements thereto, and all exhibits and material incorporated by reference therein.

“Request Date” means the date of the applicable Request Notice.

“Request Notice” has the meaning set forth in Section 2.01(a).

“Requesting Holder” has the meaning set forth in Section 2.01(a).

“Scheduled Black-out Period” means any applicable blackout period under the Company’s existing insider trading policy as of the date hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Stockholder Agreement” means that certain letter agreement, dated August 19, 2011, by and between the Company and Pershing Square Capital Management, L.P., in its capacity as investment advisor to certain funds and on behalf of its controlled affiliates, as amended to date.

“Suspension Notice” has the meaning set forth in Section 2.06(a).

“Transfer” means with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the beneficial ownership thereof, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, and as a verb, “Transfer” shall have a correlative meaning; provided, that a pledge, hypothecation, encumbrance or similar disposition shall not be deemed a Transfer if it is in the ordinary course.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwriters’ Maximum Number” means, for any Demand Registration or Piggyback Registration, that number of securities to which such registration should, in the opinion of the managing Underwriter(s) of such registration, in the light of marketing factors (including an adverse effect on the per share offering price), be limited.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Demand For Registration; Underwritten Offering.

(a) Requests for Registration. Subject to the blackout provisions contained in Section 2.06, the limitations set forth in this Section 2.01 and payment of expenses as described in Section 2.03, a Holder or group of Holders (such Holder or group of Holders, the “Requesting Holder(s)”) shall have the right to require the Company to effect one or more registrations with respect to the sale of Registrable Securities beneficially owned by such Requesting Holder(s) for a registration under the Securities Act (a “Registration Request”) by delivering a written request therefor (a “Request Notice”) to the Company specifying the number of Registrable Securities to be included in such registration by the Requesting Holder(s). In no event shall the Requesting Holder(s) make a Registration Request under this Section 2.01(a) to offer in the aggregate less than 5,000,000 shares (subject to adjustments for stock splits and recapitalizations) of Registrable Securities. Any registration requested by a Holder or Holders pursuant to this Section 2.01(a) is referred to in this Agreement as a “Demand Registration.” The Company shall not be obliged under this Section 2.01(a) to effect more than two (2) Demand Registrations during any twelve-month period or four (4) Demand Registrations in total. For the avoidance of doubt, the Company, at its sole option, may elect to utilize an existing Registration Statement for the purpose of registering any Registrable Securities covered by a Demand Registration.

(b) Underwriting. If the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten public offering, the Requesting Holder(s) shall select one or more investment banking firms of national standing reasonably acceptable to the Company to be the Underwriters for the offering. The Company and the Requesting Holder(s) shall enter into an underwriting agreement in customary form with the managing Underwriters.

(c) Priority on Demand Registration. If, in connection with an underwritten Demand Registration, the managing Underwriter(s) give written advice to the Requesting Holder(s) or the Company of an Underwriters’ Maximum Number, then the Requesting Holders(s) or the Company, as applicable, shall so advise the Company and all Requesting Holder(s) and the Company will be obligated and required to include in such registration only the Underwriters’ Maximum Number, which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Requesting Holder(s), pro rata on the basis of the aggregate number of Registrable Securities owned by all Requesting Holder(s) who have delivered written requests for registration pursuant to this Section 2.01 (provided, that if the aggregate number of Registrable Securities of the Requesting Holder(s) to be included in the Demand Registration is less than 75% of the number requested to be so included by such Requesting Holder(s), the Requesting Holder(s) may withdraw such Demand Request by giving notice to the Company within three (3) days; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement), (ii) second, any shares of Common Stock to be sold by the Company and (iii) third, any shares of Common Stock requested to be included pursuant to the exercise of other contractual registration rights granted by the Company (other than Holders), pro rata among such holders (if applicable) on the basis of the aggregate number of securities requested to be included by such holders.

(d) Effected Demand Registration. An offering pursuant to Section 2.01(a) shall not be counted as a Demand Registration unless such offering is completed; provided, however, that if the offering contemplated by a Request Notice does not close within ninety (90) days of the later of (a) effectiveness of registration and (b) in the case of a registration pursuant to a registration statement dated prior to the Request Notice, the provision of a final preliminary prospectus or final preliminary prospectus supplement for distribution to potential investors, despite the commercially reasonable efforts of the Company, such offering shall be counted as a Demand Registration, and the Company shall have no further obligations to effect such offering. The Company shall act promptly to effectuate a Demand Registration and no later than five (5) days from the date thereof begin to take all actions reasonably necessary to effectuate such Demand Registration.

Section 2.02 Piggyback Registration.

(a) Notice of Piggyback Registration. If the Company proposes to register any of its equity securities under the Securities Act either for the Company’s own account or for the account of any of its stockholders (other than for Holder(s) pursuant to Section 2.01 or pursuant to registrations on Form S-4 or any successor form, on Form S-8 or any successor form relating solely to securities issued pursuant to any benefit plan, an offering of securities solely to then-existing stockholders of the Company, a dividend reinvestment plan, an exchange offer or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a Registration Statement) (each such registration not withdrawn or abandoned prior to the effective date thereof being herein called a “Piggyback Registration”), the Company will give written notice to all Holders of such proposal not later than the twentieth (20th) day prior to the anticipated filing date of such Piggyback Registration.

(b) Piggyback Rights. Subject to the provisions contained in Section 2.02(c) and payment of expenses as described in Section 2.03, the Company will use commercially reasonable efforts to include in each Piggyback Registration such Registrable Securities as requested in a written notice from any Holder delivered to the Company no later than ten (10) days following delivery of the notice from the Company specified in Section 2.02(a).

(c) Priority on Piggyback Registrations. If a Piggyback Registration is an underwritten registration, and the managing Underwriter(s) shall give written advice to the Company of an Underwriters’ Maximum Number, then securities will be included in the following order of priority: (i) equity securities proposed to be included in such Piggyback Registration by the Company for its own account, or on the account of such holder or holders for whom or for which the registration was originally being effected pursuant to demand or other registration rights, as applicable, and (ii) if the Underwriters’ Maximum Number exceeds the number of securities proposed to be included pursuant to clause (i), then such excess, up to the Underwriters’ Maximum Number, shall be allocated pro rata to Participating Holders and any holders of other piggyback registration rights on the basis of the number of securities requested to be included therein by each such Person. If a Piggyback Registration is not an underwritten registration, the Company will include any securities requested by a Holder to be included therein by each such Person consistent with the priority provisions of this Section 2.02(c).

(d) Selection of Underwriter(s). If the Piggyback Registration is proposed to be underwritten, the Company will so advise the Holders in the notice referred to in Section 2.02(a). In such event, the right of any Holder to registration pursuant to this Section 2.02 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting. The Company, or the holder or holders for whom or for which such registration was originally being effected pursuant to demand or other registration rights, as applicable, shall have the sole right to select the managing Underwriter(s) in any such underwritten Piggyback Registration.

Section 2.03 Registration Expenses. In connection with registrations pursuant to Section 2.01 or 2.02 hereof, except as set forth in the last two sentences of this Section 2.03, the Company shall pay all of the costs and expenses incurred in connection with its obligations hereunder and the registration and sale of such Registrable Securities thereunder, including, without limitation, (i) processing, duplicating and printing expenses, including, without limitation, expenses of printing any prospectuses or issuer free writing prospectuses, (ii) fees and expenses and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including, without limitation, the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested), and (iii) fees and expenses of any special experts retained by the Company in connection with such registration. Each Participating Holder shall be solely responsible for (i) any underwriting fees, discounts or commissions on account of such Participating Holder’s shares, (ii) the fees and expenses and disbursements of counsel for any Participating Holder (“Holders’ Counsel”) attributable to the sale of Registrable Securities pursuant to a Registration Statement, (iii) registration and filing fees and expenses payable to the Commission on account of sales by Participating Holders, (iv) fees and expenses incurred in connection with listing the Registrable Securities for trading on a national securities exchange, including, without limitation, fees and expenses of The New York Stock Exchange, (v) fees and expenses, if any, incurred with respect to any filing with FINRA and (vi) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities on account of sales by Participating Holders). The Participating Holder(s) shall only be responsible for payment of any amounts pursuant to the immediately preceding sentence on a pro rata basis in the event other securities are being registered other than such Participating Holder’s Registrable Securities.

Section 2.04 Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company shall keep each Participating Holder advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any such registration (in each case, to the extent applicable):

(a) The Company shall provide the Participating Holders and their counsel with a reasonable opportunity to review, and comment on, the Registration Statement with respect to Registrable Securities prior to the filing thereof with the Commission, and the Company shall consider and respond to all such comments in good faith. The Company shall prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective, or prepare and file with the Commission a prospectus or a prospectus supplement, as applicable, with respect to such Registrable Securities pursuant to an effective Registration Statement and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective or such prospectus or prospectus supplement current, until the earlier of (i) the date on which all Registrable Securities covered thereby have been sold pursuant to such registration and (ii) the expiration of ninety (90) days after the later of (A) such registration statement becomes effective or (B) in the case of a registration pursuant to a registration statement dated prior to the Request Notice, the provision of a final preliminary prospectus or final preliminary prospectus supplement to the Underwriters for distribution to potential investors. The Participating Holders may request, and subject to the Company’s approval, which shall not be unreasonably withheld or delayed, the Company will include, a plan of distribution section in such registration statement, prospectus or prospectus supplement provided by the Participating Holders and the Underwriters of such offering.

(b) The Company will prepare and file with the Commission such amendments and supplements to the Registration Statement, prospectus, prospectus supplement or any issuer free writing prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act applicable to it with respect to the disposition of Registrable Securities covered thereby for the period set forth in Section 2.06(a).

(c) Prior to filing a Registration Statement, a prospectus or any issuer free writing prospectus or any amendment or supplement to such Registration Statement, prospectus or issuer free writing prospectus, the Company will make available to (i) each Participating Holder, (ii) Holders’ Counsel and (iii) each Underwriter of the Registrable Securities covered by such Registration Statement, copies of such Registration Statement, prospectus or issuer free writing prospectus and each amendment or supplement as proposed to be filed, together with any exhibits thereto, and thereafter, furnish to such Participating Holders, Holders’ Counsel and Underwriters, if any, such number of copies of such Registration Statement, prospectus or issuer free writing prospectus and each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents or information as such Participating Holder, Holders’ Counsel or Underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the plan of distribution set forth in the prospectus included in the Registration Statement.

(d) The Company will promptly notify each Participating Holder of any stop order issued or threatened by the Commission and use commercially reasonable efforts, at the Participating Holders’ expense, to prevent the issuance of such stop order or, if issued, to remove it as soon as reasonably possible.

(e) On or prior to the date on which the Registration Statement is declared effective, the Company shall use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Participating Holder reasonably requests and do any and all other lawful acts and things which may be necessary or advisable to enable the Participating Holders to consummate the disposition in such jurisdictions of such Registrable Securities, and use commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective while the Registration Statement is effective; provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

(f) The Company will notify each Participating Holder, Holders’ Counsel and the Underwriter promptly and confirm such notice in writing, (i) when any prospectus, prospectus supplement, post-effective amendment or issuer free writing prospectus has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement, prospectus or issuer free writing prospectus for additional information to be included in any Registration Statement, prospectus or issuer free writing prospectus, (iii) of the issuance by any state securities commission or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or blue sky laws or the initiation of any proceedings for that purpose, and (iv) of the happening of any event that makes any statement made in a Registration Statement or any related prospectus or issuer free writing prospectus or any document incorporated or deemed to be incorporated by reference therein untrue or that requires the making of any changes in such Registration Statement, prospectus, issuer free writing prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements in the Registration Statement, prospectus or issuer free writing prospectus not misleading in light of the circumstances in which they were made;

and, as promptly as practicable thereafter, prepare and file with the Commission a supplement or amendment to such Registration Statement, prospectus or issuer free writing prospectus so that such Registration Statement, prospectus or issuer free writing prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Participating Holder hereby agrees to keep any disclosures under subsection (iv) above confidential until such time as a supplement or amendment is filed or the Company has otherwise publicly disclosed such information. Subject to Section 2.06, the Company hereby agrees to promptly file such supplement or amendment or otherwise publicly disclose such information upon written request of any Participating Holder.

(g) The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, not to exceed five (5) Business Days in duration (to be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Company), (ii) take other actions to obtain ratings for any Registrable Securities and (iii) otherwise use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

(h) The Company will furnish customary closing certificates and other deliverables to the Underwriter(s) and the Participating Holders and enter into customary agreements satisfactory to the Company (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

(i) The Company will make available for inspection by any Underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such Participating Holder or Underwriter (in each case after reasonable prior notice and at reasonable times during normal business hours and without unnecessary interruption of the Company’s business or operations), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Participating Holder, Underwriter, attorney, accountant or agent in connection with such Registration Statement.

(j) The Company shall use commercially reasonable efforts to cause, at the Participating Holders’ expense, all such Registrable Securities registered pursuant hereunder to be listed on each national securities exchange on which similar securities of the same class issued by the Company are then listed.

(k) The Company shall use commercially reasonable efforts to ensure the obtaining of all necessary approvals from FINRA.

(l) The Company shall furnish to each Participating Holder a copy of all documents filed with and all material correspondence from or to the Commission in connection with any such offering of Registrable Securities.

(m) The Company shall use its commercially reasonable efforts to furnish to the lead Underwriter, addressed to the Underwriters, (1) an opinion of counsel for the Company (which may be the Company’s General Counsel), dated the effective date of the Registration Statement and the closing of the sale of any securities thereunder, as well as a consent to be named in the Registration Statement or any prospectus thereto, and (2) comfort letters as well as an audit opinion and consent to be named in the Registration Statement or any prospectus relating thereto signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the Registration Statement covering substantially the same matters with respect to the Registration Statement (and the prospectus or any issuer free writing prospectus included therein) and (in the case of the accountants’ comfort letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or comfort letters to the underwriters in an underwritten public offering of securities.

Section 2.05 Participating Holders’ Obligations. The Company may require each Participating Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration, including, without limitation, all such information as may be requested by the Commission. Each Participating Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(f) hereof, such Participating Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Participating Holder’s receipt of the copies of the supplemented or amended prospectus or issuer free writing prospectus contemplated by Section 2.04(f) hereof, and, if so directed by the Company, such Participating Holder will deliver to the Company all copies, other than permanent file copies then in such Participating Holder’s possession and retained solely in accordance with record retention policies then-applicable to such Participating Holder, of the most recent prospectus or issuer free writing prospectus covering such Registrable Securities at the time of receipt of such notice.

Section 2.06 Blackout Provisions.

(a) Notwithstanding anything in this Agreement to the contrary, beginning on the day that is ninety (90) days following August 22, 2013, by delivery of written notice to the Participating Holders (a “Suspension Notice”) stating which one or more of the following limitations shall apply to the addressee of such Suspension Notice, the Company may (1) postpone effecting a registration under this Agreement, or (2) require such addressee to refrain from disposing of Registrable Securities under the registration, in either case with respect to clauses (w) and (x) in the following sentence, (A) for a period of no more than ninety (90) consecutive days from the delivery of such Suspension Notice (which period may not be extended or renewed) and (B) for not more than three periods in any twelve (12) month period and not more than ninety (90) days in the aggregate in any twelve (12) month period, it being understood that any postponement or delay in disposition of Registrable Securities pursuant to clause (y) in the following sentence which occurs during or immediately adjacent to a delay or postponement pursuant to clause (w) or (x) in the following sentence shall count towards such ninety (90) day limit. The Company may postpone effecting a registration or apply the limitations on dispositions specified in clause 2 of this Section 2.06(a) if (w) the Board of Directors of the Company (the “Board”) in good faith determines that such registration or disposition would materially impede, delay or interfere with any material transaction then pending or proposed to be undertaken by the Company or any of its subsidiaries, (x) the Board in good faith determines that the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Board reasonably believes would not be in the best interests of the Company or (y) during any Scheduled Black-Out Period, provided any such postponement pursuant to this clause (y) shall not extend longer than such Scheduled Black-Out Period.

(b) If the Company shall take any action pursuant to clause 2 of Section 2.06(a) with respect to any Participating Holder in a period during which the Company shall be required to cause a Registration Statement to remain effective under the Securities Act and the prospectus to remain current, such period shall be extended for such Participating Holder by one (1) day beyond the end of such period for each day that, pursuant to Section 2.06(a), the Company shall require such Participating Holder to refrain from disposing of Registrable Securities owned by such Participating Holder.

Section 2.07 Exchange Act Registration. The Company will use its commercially reasonable efforts to timely file with the Commission such information as the Commission may require under Section 13(a) or Section 15(d) of the Exchange Act and the Company shall use its commercially reasonable efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act with respect to its Common Stock.

ARTICLE III

INDEMNIFICATION

Section 3.01 Indemnification by the Company. With respect to each Registration which has been effected pursuant to Section 2.01 or Section 2.02, the Company agrees, notwithstanding the termination of this Agreement, to indemnify and hold harmless, to the fullest extent permitted by law, each Participating Holder and each of its managers, members, partners, officers, directors, employees and agents, and each Person, if any, who controls such Participating Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and any controlled Affiliate of such Participating Holder, together with the managers, members, partners, officers, directors, employees and agents of such controlling Person (each such Person being referred to herein as a “Covered Person”), from and against any and all losses, claims, damages, liabilities, reasonable attorneys’ fees, costs and expenses of investigating and defending any such claim (collectively, “Damages”) and any action in respect thereof to which such Participating Holder, and any such Covered Person may become subject under the Securities Act or otherwise, insofar as such Damages (or proceedings in respect thereof) arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (including any prospectus or issuer free writing prospectus) (or any amendment or supplement thereto), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or issuer free writing prospectus, in light of the circumstances in which they were made) not misleading, and shall reimburse such Participating Holder and each such Covered Person for any legal and other expenses reasonably incurred by such Participating Holder or Covered Person in investigating or defending or preparing to defend against any such Damages or proceedings; provided, however, that the Company shall not be liable to in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (A) an untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in such Registration Statement, any such prospectus, issuer free writing prospectus or preliminary prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, in reliance upon, and in conformity with, written information prepared and furnished to the Company by any Participating Holder, Covered Person or Underwriter expressly for use therein; (B) any Participating Holder’s or Underwriter’s failure to deliver to a purchaser of Registrable Securities, a copy of the Registration Statement (including any prospectus or issuer free writing prospectus) (or any amendment or supplement thereto) or to otherwise comply with applicable securities laws; or (C) the settlement of any claim that is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld by the Company.

Section 3.02 Indemnification by the Participating Holders. Each of the Participating Holders agree, jointly and severally, to indemnify and hold harmless the Company, its officers, directors, employees, agents, each underwriter and each Person, if any, who controls the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and any controlled Affiliate of the Company or any of its subsidiaries, together with the managers, members, partners, officers, directors, employees and agents of such Person, to the same extent as the foregoing indemnity from the Company to the Participating Holders, for information related to the Participating Holders or a Covered Person, or their plan of distribution, furnished in writing by the Participating Holders or any Covered Person to the Company expressly for use in any Registration Statement, prospectus or issuer free writing prospectus, or any amendment or supplement thereto, or any preliminary prospectus. No Holder shall be required to indemnify any Person pursuant to this Section 3.02 for any amount in excess of the net proceeds of the Registrable Securities sold for the account of such Holder.

Section 3.03 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 3.01 or 3.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action; provided that the failure to notify the Indemnifying Party shall relieve the Indemnifying Party from liability that it may have to an Indemnified Party otherwise than under Section 3.01 or 3.02 to the extent of any prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable out-of-pocket costs of investigation; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable opinion of counsel to such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its written consent.

Section 3.04 Contribution. If the indemnification provided for pursuant to this Article III is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any Damages referred to herein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which result in such Damages as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of any Holder hereunder be in excess of the net proceeds of the Registrable Securities sold for the account of such Holder or the amount for which such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided in this Article III.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Holdback. Each Holder of Registrable Securities agrees to enter into a lock-up agreement with the managing Underwriter for any underwritten offering of the Company’s equity securities by the Company (whether or not Registrable Securities are included in such offering), containing terms reasonably acceptable to such managing Underwriter, covering the period commencing on the date of the underwriting agreement pertaining to such offering and ending on the 75th day after the date of such underwriting agreement.

Section 4.02 Termination of Registration Rights. The rights in Article II and Section 4.01 granted under this Agreement shall terminate on the date that the Holders collectively beneficially own less than 5% of the Common Stock.

Section 4.03 Amendment and Modification. This Agreement may be amended, modified and supplemented, and any of the provisions contained herein may be waived, only by a written instrument signed by the Company and each Holder, provided that the addition of a Permitted Transferee as a Holder hereunder shall not constitute an amendment or modification for purposes of this Section 4.03.

Section 4.04 Assignment; Binding Effect; Entire Agreement. The rights and obligations hereunder may be assigned in whole or in part by any Holder to a controlled affiliate of such Holder or to any member, partner or stockholder of any such Holder (a “Permitted Transferee”) without the consent of the Company or the other Holders. Such assignment shall be effective upon receipt by the Company of (x) written notice from the Holder certifying that the transferee is a Permitted Transferee, stating the name and address of the Permitted Transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred, and (y) a written agreement from the Permitted Transferee to be bound by all of the terms of this Agreement. Upon receipt of the documents referenced in (x) and (y) above, the Permitted Transferee shall thereafter be deemed to be a “Holder.” Except as set forth above, this Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of each of the other parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the Stockholder Agreement collectively set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them with respect to the subject matter hereof.

Section 4.05 Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

Section 4.06 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including fax or similar writing) and shall be given to:

If to the Company:

J. C. Penney Company, Inc.

6501 Legacy Drive

Plano, Texas 75024

Email : jdhillon@ jcp.com

Facsimile:  (972) 431-1977

Attention:   Executive Vice President, General Counsel and Secretary

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Suite 2700

Chicago, Illinois 60606

Email: charles.mulaney@skadden.com

Facsimile:  (312) 407-0411

Attention:   Charles W. Mulaney, Jr.

                   Peter C. Krupp

If to the Holders:

Pershing Square Capital Management, L.P.

888 Seventh Ave., 42nd Floor

New York, New York 10106

Facsimile: (212) 286-1133

Email: rjk@persq.com

Attention:   Roy J. Katzovicz

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Email: sfraidin@kirkland.com

Attention:   Stephen Fraidin

                   Christian O. Nagler

or such other address or fax number as such party may hereafter specify for the purpose of giving such notice to such party. Each such notice, request or other communication shall be deemed to have been received (a) if given by fax, when such fax is transmitted to the fax number specified pursuant to this Section 4.06 and appropriate confirmation is received, or (b) if given by any other means, when delivered in person or by overnight courier or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested).

Section 4.07 Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

Section 4.08 Counterparts. This Agreement may be executed via facsimile or electronic transmission and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

Section 4.09 Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance, without posting a bond, of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived.

Section 4.10 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and any claim, controversy or dispute arising under or related to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Holders and the Company (a) irrevocably and unconditionally submits to the sole and exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Delaware Court of Chancery lacks jurisdiction over the action or proceeding, the sole and exclusive forum shall be another state or federal court located within the State of Delaware) for purposes of all legal proceedings arising out of or relating to this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction and venue by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the Chancery Court of the State of Delaware (or, if the Delaware Court of Chancery lacks jurisdiction over the action or proceeding, the sole and exclusive forum shall be another state or federal court located within the State of Delaware) and (d) irrevocably waives the right to trial by jury.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

J. C. PENNEY COMPANY, INC.

By:	/s/ Kenneth H. Hannah
	Name:	Kenneth H. Hannah
	Title:	Executive Vice President and Chief Financial Officer

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

By: PS Management GP, LLC, its General Partner

By:	/s/ William A. Ackman
	Name:	William A. Ackman
	Title:	Managing Member

Schedule A

Holders

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square GP, LLC

William A. Ackman

The Pershing Square Funds (as such term is defined in the Schedule 13D filed by Pershing Square Capital Management, L.P., PS Management GP, LLC, Pershing Square GP, LLC and William A. Ackman with respect to the Company, as amended to the date hereof)